UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
____________________
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): January 16, 2013
Emergent BioSolutions Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-33137	14-1902018
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2273 Research Boulevard, Suite 400, Rockville, Maryland	20850
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (301) 795-1800
Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On January 17, 2013, the company's Board of Directors approved a modification to the company's form of indemnity agreement and authorized the company to enter into the amended form of indemnity agreement with each of its directors and senior officers. The modification to the form of indemnity agreement broadens the scope of indemnifiable expenses. Once effective, the amended indemnity agreements will supersede and replace any existing indemnity agreements between the company and such directors and senior officers. The amended form of indemnity agreement is attached to this report as Exhibit 10 and is incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 16, 2013, the Compensation Committee of the Board of Directors of the company approved the following modifications to the compensation and eligible severance package for Robert G. Kramer, Executive Vice President, Corporate Services and Chief Financial Officer: (i) an annualized base salary and target bonus percentage for 2013 of $430,000 and 50%, effective as of January 1, 2013, and (ii) an applicable percentage benefit and applicable period of benefits for Mr. Kramer under the company's Senior Management Severance Plan of 125% and 15 months (in the case of termination in the absence of a change in control) and 200% and 24 months (in the case of termination involving a change in control). These terms for Mr. Kramer's termination benefits are consistent with the arrangements afforded to the company's other executive vice presidents.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

10      Form of Indemnity Agreement between Emergent BioSolutions Inc. and each of its directors and senior officers.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 18, 2013	EMERGENT BIOSOLUTIONS INC.
	By:	/s/Jay G. Reilly Jay G. Reilly General Counsel

Exhibit Index
Exhibit Number     Description of Exhibit

10               Form of Indemnity Agreement between Emergent BioSolutions Inc. and each of its directors and senior officers.